UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☒           Preliminary Proxy Statement

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☐           Definitive Proxy Statement

☐          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

IROBOT CORPORATION
(Name of Registrant as Specified in Its Charter)

RED MOUNTAIN PARTNERS, L.P. RMCP GP LLC RED MOUNTAIN CAPITAL PARTNERS LLC RED MOUNTAIN CAPITAL MANAGEMENT, INC. WILLEM MESDAG LAWRENCE S. PEIROS
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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PRELIMINARY COPY SUBJECT TO COMPLETION
DATED MARCH 18, 2016

RED MOUNTAIN PARTNERS, L.P.

_______, 2016

Dear Fellow iRobot Shareholder:

Red Mountain Partners, L.P. (together with its affiliates participating in this solicitation, “Red Mountain” or “we”) and Lawrence S. Peiros are the beneficial owners of an aggregate of 1,783,500 shares of common stock, par value $0.01 per share (the “Common Stock”), of iRobot Corporation, a Delaware corporation (“iRobot” or the “Company”), representing approximately 6.1% of the outstanding shares of Common Stock.  For the reasons set forth in the attached Proxy Statement, we believe significant changes to the composition of the Board of Directors of the Company (the “Board”) are necessary in order to ensure that the Company is being run in a manner consistent with your best interests.  We are seeking your support for the election of our two nominees at the annual meeting of stockholders scheduled to be held on May __, 2016, at _:__ _.M., local time, at ______________________________ (including any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “Annual Meeting”).  We are seeking representation on the Board because we believe that the Board should include direct shareholder representatives who have appropriate and relevant skill sets, independence and a shared objective of enhancing value for the benefit of all iRobot shareholders. The individuals we have nominated are highly qualified, capable and committed to serve shareholders to help make iRobot a stronger, more profitable and more valuable company.

Our interests are fully aligned with the interests of all iRobot shareholders. We believe there is significant value to be realized at iRobot, which does not require a transformational change in the business. However, we are concerned that the Board is not taking the appropriate actions necessary to address the Company’s perennial underperformance and to unlock value for the benefit of all shareholders.  We strongly believe that the Board must be reconstituted to ensure that the interests of the shareholders, the true owners of iRobot, are appropriately represented in the boardroom, and that the Board takes the necessary steps to help the Company’s shareholders realize maximum value for their investment.

The Company has a classified Board, which is currently divided into three classes.  There are two directorships up for election at the Annual Meeting.  We are seeking your support at the Annual Meeting to elect our two nominees in opposition to the Company’s director nominees for the class with terms expiring at the 2019 annual meeting of stockholders; [provided, however, if the Company seeks to declassify the Board beginning at the Annual Meeting and its director nominees are nominated to serve for terms expiring at the the 2017 annual meeting of stockholders, our nominees would be nominated for such terms instead].  Red Mountain believes that any attempt to increase or decrease the size of the current Board or the number of directors up for election at the Annual Meeting would constitute an improper manipulation of iRobot’s corporate machinery.  Your vote to elect our nominees will have the legal effect of replacing two incumbent directors with our nominees.  If elected, our nominees will constitute a minority on the Board and there can be no guarantee that our nominees will be able to implement the actions that they believe are necessary to unlock shareholder value.

We urge you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by signing, dating and returning the enclosed GREEN proxy card today.  The attached Proxy Statement and the enclosed GREEN proxy card are first being furnished to the shareholders on or about ______ __, 2016.

If you have already voted for the incumbent management slate, you have every right to change your vote by signing, dating and returning a later dated proxy or by voting in person at the Annual Meeting.

If you have any questions or require any assistance with your vote, please contact D.F. King & Co., Inc., which is assisting us, at its address and toll-free numbers listed below.

Thank you for your support,

/s/ Willem Mesdag

Willem Mesdag
Red Mountain Partners, L.P.

If you have any questions, require assistance in voting your GREEN proxy card, or need additional copies of Red Mountain’s proxy materials, please contact D.F. King & Co., Inc. at the phone numbers listed below.

48 Wall Street
New York, NY 10005
Shareholders call toll free at (866) 796-1271
Banks and Brokers may call collect at (212) 269-5550

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED MARCH 18, 2016

2016 ANNUAL MEETING OF STOCKHOLDERS
OF
iROBOT CORPORATION
_________________________

PROXY STATEMENT
OF
RED MOUNTAIN PARTNERS, L.P.
_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GREEN PROXY CARD TODAY

Red Mountain Partners, L.P. (“RMP”), RMCP GP LLC (“RMCP GP”), Red Mountain Capital Partners LLC (“RMCP LLC”), Red Mountain Capital Management, Inc. (“RMCM”) and Willem Mesdag (together with RMP, RMCP GP, RMCP LLC and RMCM, “Red Mountain” or “we”) are significant shareholders of iRobot Corporation, a Delaware corporation (“iRobot” or the “Company”), who, collectively with Lawrence S. Peiros (collectively with Red Mountain, the “Participants” and each, a “Participant”), own an aggregate of 1,783,500 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company. We believe that the Board of Directors of the Company (the “Board”) must be reconstituted to ensure that the interests of the shareholders, the true owners of iRobot, are appropriately represented in the boardroom.  We have nominated two director candidates who have strong, relevant backgrounds and who are committed to fully exploring all opportunities to unlock shareholder value.  We are seeking your support at the annual meeting of stockholders scheduled to be held on ________, May __, 2016, at _:__ _.m., local time, at ______________________________ (including any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “Annual Meeting”), for the following:

1.
To elect Red Mountain’s two (2) Class II director nominees, Willem Mesdag and Lawrence S. Peiros (each a “Nominee” and, collectively, the “Nominees”), to the Board in opposition to two of the Company’s incumbent directors;

2.	To ratify the appointment of the accounting firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the current fiscal year;

3.	To hold an advisory vote on the approval of the compensation of the Company’s named executive officers; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

As of the date hereof, Red Mountain and Mr. Peiros collectively own an aggregate of 1,783,500 shares of Common Stock (the “Red Mountain Group Shares”).  We intend to vote the Red Mountain Group Shares FOR the election of the Nominees, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accountants of the Company for the current fiscal year, and [in accordance with the recommendation of Institutional Shareholder Services Inc. (“ISS”) with respect to the approval of the advisory vote on the compensation of the Company’s named executive officers], as described herein.

[If the Company’s proxy statement includes proposals with respect to the declassification of the Board and the elimination of the supermajority voting requirements from its governing documents, as publicly announced by the Company, Red Mountain will make conforming changes throughout this Proxy Statement to reflect such additional proposals.]

The Company has set the close of business on ______ __, 2016 as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”).  The mailing address of the principal executive offices of the Company is 8 Crosby Drive, Bedford, Massachusetts 01730.  Shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.  According to the Company, as of the Record Date, there were ________ shares of Common Stock outstanding.

THIS SOLICITATION IS BEING MADE BY RED MOUNTAIN AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF THE COMPANY.  WE ARE NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING OTHER THAN AS SET FORTH IN THIS PROXY STATEMENT.  SHOULD OTHER MATTERS, WHICH RED MOUNTAIN IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED GREEN PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

RED MOUNTAIN URGES YOU TO SIGN, DATE AND RETURN THE GREEN PROXY CARD IN FAVOR OF THE ELECTION OF THE NOMINEES.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY COMPANY MANAGEMENT OR THE BOARD, YOU MAY REVOKE THAT PROXY AND VOTE ON EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT BY SIGNING, DATING AND RETURNING THE ENCLOSED GREEN PROXY CARD.  THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS.  ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting—This Proxy Statement and our GREEN proxy card are available at
[_________]
______________________________

IMPORTANT

Your vote is important, no matter how few shares of Common Stock you own.  Red Mountain urges you to sign, date and return the enclosed GREEN proxy card today to vote FOR the election of the Nominees and in accordance with Red Mountain’s recommendations on the other proposals on the agenda for the Annual Meeting.

•
If your shares of Common Stock are registered in your own name, please sign and date the enclosed GREEN proxy card and return it to Red Mountain, c/o D.F. King & Co., Inc. (“D.F. King”), in the enclosed postage-paid envelope today.

•
If your shares of Common Stock are held in a brokerage account or bank, you are considered the beneficial owner of the shares of Common Stock, and these proxy materials, together with a GREEN voting form, are being forwarded to you by your broker or bank.  As a beneficial owner, you must instruct your broker, trustee or other representative how to vote.  Your broker cannot vote your shares of Common Stock on your behalf without your instructions.

•
Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed voting form.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company.  Even if you return the management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us.  Remember, you can vote for our two Nominees only on our GREEN proxy card.  So please make certain that the latest dated proxy card you return is the GREEN proxy card.

If you have any questions, require assistance in voting your GREEN proxy card, or need additional copies of Red Mountain’s proxy materials, please contact D.F. King & Co., Inc. at the phone numbers listed below.

48 Wall Street
New York, NY 10005
Shareholders call toll free at (866) 796-1271
Banks and Brokers may call collect at (212) 269-5550

BACKGROUND TO SOLICITATION

The following is a chronology of certain events leading up to this proxy solicitation:

•	Red Mountain made its initial investment in shares of Common Stock of the Company in February 2015.

•
On April 8, 2015, Red Mountain filed a Schedule 13D with the Securities and Exchange Commission (“SEC”) disclosing ownership of approximately 5.1% of the outstanding shares of Common Stock (the “Initial Schedule 13D”).  In the Initial Schedule 13D, Red Mountain disclosed its intention to engage in a dialogue with iRobot’s management regarding a number of actions that the Company could take to create significant value for its shareholders, including, among other things, (i) focusing exclusively on iRobot’s high-growth Home Robots business by selling or shutting down the Defense and Security business and discontinuing the Remote Presence business, (ii) optimizing the capital structure of iRobot’s standalone Home Robots business, (iii) implementing a disciplined capital allocation plan for iRobot focused on risk-adjusted returns and (iv) upgrading iRobot’s corporate governance policies to enhance board independence and shareholder rights.

•
On April 8, 2015, Red Mountain also delivered a letter to Colin Angle, iRobot’s Chairman and Chief Executive Officer, formally introducing the firm to the Company and sharing the basis of Red Mountain’s investment in the Company.  In the letter, Red Mountain stated its belief that iRobot is deeply undervalued and shared with the Company ideas which it believed would create significant value for shareholders.

•
On May 1, 2015, representatives of Red Mountain held a meeting with Mr. Angle and Alison Dean, iRobot’s Chief Financial Officer, at iRobot’s headquarters in Bedford, Massachusetts.  The purpose of the meeting was for Red Mountain to review with Mr. Angle and Ms. Dean its proposed value enhancement plan and to receive feedback from management on how they perceived Red Mountain’s recommendations for enhancing shareholder value.

•
On May 15, 2015, Willem Mesdag, the Managing Partner of Red Mountain, held a meeting with Mr. Angle and Ms. Dean at iRobot’s headquarters.  At the meeting, Mr. Mesdag reiterated to Mr. Angle and Ms. Dean Red Mountain’s strong belief that iRobot should focus on the Home Robots business and implement a disciplined capital allocation plan.  The following day, Mr. Mesdag delivered a follow-up letter to Mr. Angle summarizing the key points discussed during their meeting.

•
On June 23, 2015, representatives of Red Mountain held a meeting with Ms. Dean at the Jefferies Consumer Conference in Nantucket, Massachusetts.  At the meeting, Red Mountain provided additional analysis supporting its strong belief that iRobot should either sell or shut down the Defense and Security business and exercise more disciplined capital allocation practices with respect to the Remote Presence business.

•
On July 29, 2015, following iRobot’s earnings announcement for the second quarter of fiscal 2015 (the “Q2 Earnings Announcement”), Red Mountain delivered a letter to Mr. Angle expressing its disappointment that the Company did not respond to Red Mountain’s value enhancement plan and other recommendations to maximize shareholder value.  Noting the significant decline in iRobot’s share price following the Q2 Earnings Announcement and since the beginning of 2015, Red Mountain expressed its belief that the market would welcome management initiatives to increase shareholder value.

•
On August 3, 2015, Mr. Mesdag held a meeting with Mr. Angle and Ms. Dean in Pasadena, California.  At the meeting, Mr. Mesdag reiterated Red Mountain’s strong belief that iRobot should either shut down or sell the Defense and Security business and return excess cash to shareholders.

•
On August 6, 2015, Red Mountain delivered a letter to Mr. Angle expressing its disappointment that iRobot was not making any progress on value enhancing initiatives and that it was further troubled by the Company’s failure to respond to Red Mountain’s proposals during the Q2 Earnings Announcement.

•
On August 21, 2015, Red Mountain delivered a letter to Mr. Angle with respect to iRobot’s recent addition of Mohamad Ali to the Board, noting that Mr. Ali’s experience at HP during its restructuring efforts should provide valuable lessons for iRobot with respect to effective business segment evaluation and efficient capital allocation. Red Mountain also noted that it had yet to receive any constructive feedback from the Company with respect to Red Mountain’s proposed value enhancement plan.  Red Mountain requested a meeting with the Board to present its views on maximizing shareholder value and to answer any questions the Board may have on its value enhancement plan.

•
On November 10, 2015, representatives of Red Mountain attended iRobot’s Analyst Day in New York, New York. At the Analyst Day, iRobot announced that it was shifting its business to focus on the Home Robots business and would de-emphasize the Defense and Security and Remote Presence businesses.

•
On November 11, 2015, Mr. Mesdag held a meeting with Mr. Angle, George McNamee, the Lead Independent Director of the Board, and Deborah Ellinger, the Chair of the Nominating and Governance Committee of the Board, at iRobot’s headquarters in Bedford, Massachusetts.  At the meeting, Mr. Mesdag commented on iRobot’s public announcement that it would shift the focus of its business to Home Robots and the connected home, and communicated that, while it was a step in the right direction, iRobot’s commitment to, but de-emphasis of, the Defense and Security and Remote Presence businesses would substantially undermine the Company’s publicly stated objectives.  Mr. Mesdag emphasized that exiting the Defense and Security and Remote Presence businesses would allow the Company to focus on the growth of the Home Robots business.  At the conclusion of the meeting, Mr. Mesdag expressed Red Mountain’s belief that shareholder representation on the Board would be necessary to ensure accountability to and alignment with the Company’s shareholders, and requested to be appointed to the Board.

•
On November 12, 2015, Mr. Mesdag delivered a letter to Messrs. Angle and McNamee and Ms. Ellinger following up on their meeting held the prior day.  In the letter, Mr. Mesdag reiterated the points he made at the meeting, emphasizing that the Home Robots business required the Board’s and management’s undivided attention at this critical inflection point in product and market development.  Mr. Mesdag also expressed Red Mountain’s views on iRobot’s capital allocation, including its belief that the Company’s cash balance, when considered in the context of free cash flow and debt capacity, was excessive.  Mr. Mesdag concluded with Red Mountain’s belief that a shareholder voice in iRobot’s boardroom would increase the Board’s accountability to and alignment with the Company’s shareholders, and stated that Red Mountain was open to entering into a settlement agreement with iRobot regarding his appointment to the Board.

•
On November 24, 2015, Mr. Angle sent an email to Mr. Mesdag acknowledging Mr. Mesdag’s interest in joining the Board, and invited him to participate in the Board’s standard process for evaluating director candidates by requesting information required under the Company’s nomination and corporate governance policies.

•
On November 25, 2015, Mr. Mesdag delivered a letter to Messrs. Angle and McNamee and Ms. Ellinger responding to Mr. Angle’s email of November 24.  In the letter, Mr. Mesdag expressed his disappointment that the Board chose to invite him to participate in its standard nomination process rather than entering into settlement discussions pursuant to which he would be appointed to the Board in recognition of Red Mountain’s significant ownership stake in iRobot and his strong qualifications as a public company director.  Mr. Mesdag expressed his willingness to complete a standard form of D&O Questionnaire but only in the context of meaningful settlement discussions.  To advance these negotiations, Mr. Mesdag provided his resume and references.  He also invited iRobot to direct its counsel to contact Red Mountain’s in-house and outside counsel to commence settlement negotiations.

•
On December 1, 2015, Mr. Mesdag spoke by telephone with Mr. Angle to discuss Board representation.  Mr. Angle stated that the Company was not prepared to enter into a settlement agreement with Red Mountain that would result in the appointment of Mr. Mesdag to the Board.

•
On December 1, 2015, Red Mountain delivered a letter to Mr. Angle and the other members of the Board.  In the letter, Red Mountain described iRobot’s history of poor stock price performance, lack of capital allocation discipline, poor corporate governance practices, and outlined its previously proposed value enhancement plan.  Red Mountain stated in the letter that it expected the Board to take immediate action to create value for shareholders and to add new independent directors to the Board to ensure that shareholder interests are represented in the boardroom.  Red Mountain also stated its intent to nominate directors for election at the Annual Meeting to ensure that the Board would seek to maximize shareholder value and consider all alternatives to do so.

•
From January 5 to January 6, 2016, counsel to Red Mountain (“Red Mountain Counsel”) engaged in discussions with counsel and another advisor to iRobot (“iRobot Advisors”).  During these discussions, Red Mountain Counsel conveyed Red Mountain’s strong belief that a settlement resulting in representation on the Board would be in the best interests of iRobot and all shareholders.

•
On January 13, 2016, the iRobot Advisors asked Red Mountain Counsel to provide the framework for a potential settlement so the Board could understand and evaluate settlement terms that would be acceptable to Red Mountain.

•
On January 15, 2016, Red Mountain Counsel delivered to the iRobot Advisors a term sheet containing the framework for a proposed settlement (the “Settlement Term Sheet”) that included, among other things, (i) the immediate appointment of Mr. Mesdag and another Red Mountain designee to the Board, (ii) the retirement of one current director, (iii) the increase in the size of the Board from eight to nine directors, (iv) the formation of a Capital Allocation Committee of the Board and (v) customary standstill and other provisions.

•
From January 20 to January 22, 2016, Red Mountain Counsel and the iRobot Advisors continued their discussions regarding Red Mountain’s settlement proposal.  During these discussions, the iRobot Advisors stated that iRobot was not prepared to provide a counterproposal to the Settlement Term Sheet at that time and preferred to enter into a non-disclosure agreement of limited duration with Red Mountain.  Red Mountain Counsel advised the iRobot Advisors that Red Mountain was not willing to enter into a non-disclosure agreement that would limit its liquidity, and that the parties’ efforts should be focused on entering into a settlement agreement.  Red Mountain Counsel also noted that the submission of Red Mountain’s settlement proposal was at iRobot’s specific request, and therefore it was Red Mountain’s expectation that if the Company was serious about entering into meaningful settlement discussions, it would promptly respond to the Settlement Term Sheet with a written counterproposal.  Red Mountain Counsel further advised that if iRobot was not willing to enter into meaningful settlement negotiations, Red Mountain reserved the right to continue its public campaign for Board representation.

•
On January 25, 2016, Red Mountain delivered a letter to Mr. Angle and the other members of the Board.  In the letter, Red Mountain described the dialogue between Red Mountain’s and iRobot’s respective advisors and Red Mountain’s willingness to work toward a mutually agreeable settlement that would be in the best interests of iRobot and all shareholders and would avoid an unnecessary election contest at the Annual Meeting.  Red Mountain expressed its disappointment that it did not receive a counterproposal from iRobot and encouraged the Company to enter into a settlement agreement that Red Mountain strongly believed would strengthen the Board and help solidify the Company as a market leader in the home robotics industry.  In the letter, Red Mountain also publicly introduced Messrs. Mesdag and Peiros as its proposed director candidates and discussed their compelling backgrounds and desire to work constructively and amicably with the Board to maximize shareholder value.

•
On January 25, 2016, Red Mountain also filed an amendment to its Schedule 13D adding Mr. Peiros to its Section 13(d) “group” and disclosing that Mr. Peiros agreed to serve as a director nominee of Red Mountain in the event it nominated directors for election at the Annual Meeting.

•
On January 31, 2016, Mr. Angle sent an email to Mr. Mesdag again proposing that Red Mountain sign a non-disclosure agreement of limited duration in the form attached to the email (the “Non-Disclosure Agreement”).

•
On February 1, 2016, Mr. Mesdag emailed to Mr. Angle a markup of the Non-Disclosure Agreement that Red Mountain would be willing to sign in order to advance settlement discussions.  Red Mountain’s proposed revisions to the Non-Disclosure Agreement included, among other things, the addition of (i) a reference to the Settlement Term Sheet as the basis for a possible settlement, (ii) iRobot’s agreement to pursue good faith settlement negotiations with Red Mountain that would result in the appointment of Messrs. Mesdag and Peiros to the Board, unless Red Mountain would determine not to pursue such appointments based on the information provided by the Company, and (iii) iRobot’s acknowledgment that nothing in the Non-Disclosure Agreement would prevent Red Mountain from nominating directors for election at the Annual Meeting or soliciting proxies for their election.  iRobot never responded to the revisions Red Mountain suggested for the Non-Disclosure Agreement.

•
On February 4, 2016, iRobot announced the sale of its Defense and Security business to Arlington Capital Partners for up to $45 million in total consideration (the “D&S Sale”), and that the Company would expand its current share repurchase program by $65 million, bringing the total 2016 program to more than $100 million (the “Repurchase Program”).

•
From February 4 to February 8, 2016, Mr. Mesdag and Mr. Angle exchanged emails regarding the D&S Sale and the Repurchase Program and potentially resuming settlement discussions.  Mr. Mesdag reiterated that any solution that did not bring a shareholder perspective and clear capital allocation experience to iRobot’s boardroom would not suit the best interests of shareholders.  Mr. Mesdag urged Mr. Angle to seek to enter into a settlement agreement with Red Mountain before iRobot’s earnings announcement for the fourth quarter of fiscal 2015.  Mr. Mesdag agreed to make himself and Mr. Peiros available to be interviewed by members of the Board.

•	On February 10, 2016, Mr. Peiros was interviewed by telephone by three directors of the Company, including Mr. Angle, Ms. Ellinger and Gail Deegan.

•
On February 14, 2016, Mr. Angle emailed to Mr. Mesdag a draft settlement agreement (the “Draft Settlement Agreement”) for Red Mountain’s consideration.  The Draft Settlement Agreement provided, among other things, that (i) the Nominating and Corporate Governance Committee of the Board would conduct a search process to identify an additional director (subject to Red Mountain’s approval) to join the Board, (ii) iRobot would purchase at least $100 million worth of its shares of Common Stock during fiscal 2016 (the “Buyback”), and (iii) iRobot would submit for consideration at the Annual Meeting proposals to eliminate the classification of the Board (the “Declassification Proposal”) and the supermajority provisions contained in its Charter and Bylaws (the “Supermajority Proposal”).  The Draft Settlement Agreement did not contain key terms set forth in Red Mountain’s Settlement Term Sheet, including the appointment of Messrs. Mesdag and Peiros to the Board and the formation of a Capital Allocation Committee.

•
On February 14, 2016, Mr. Mesdag spoke by telephone with Ms. Ellinger, and stated that, while the Draft Settlement Agreement was not responsive to Red Mountain’s position that shareholder representation was necessary in the boardroom, Red Mountain would respond to the Draft Settlement Agreement with a markup.

•
On February 16, 2016, Red Mountain Counsel emailed to the iRobot Advisors a markup of the Draft Settlement Agreement reflecting Red Mountain’s comments.  Red Mountain’s comments reflected the addition of key terms set forth in its Settlement Term Sheet including, among other things, the immediate appointment of Messrs. Mesdag and Peiros to the Board and the formation of a Capital Allocation Committee (which would also administer the Buyback).  Red Mountain’s markup also included additional provisions whereby iRobot would agree to (i) submit for consideration at the Annual Meeting a proposal to separate the roles of the Chairman of the Board and Chief Executive Officer of the Company (the “Separation Proposal”), (ii) use reasonable best efforts, with the assistance of a nationally recognized proxy solicitation firm, to solicit votes in favor of the Declassification, Supermajority and Separation Proposals (collectively, the “Governance Proposals”), and (iii) adjourn the Annual Meeting if necessary in order to allow the Company to continue its solicitation efforts to obtain the requisite shareholder approval of the Governance Proposals.

•
On February 17, 2016, the iRobot Advisors sent an email to Red Mountain Counsel stating that iRobot had rejected Red Mountain’s markup of the Draft Settlement Agreement, and did not deliver a counter-proposal.

•	On February 18, 2016, Red Mountain delivered a letter to iRobot formally nominating Messrs. Mesdag and Peiros for election to the Board at the Annual Meeting.

•
On February 18, 2016, Red Mountain also delivered a letter to Mr. Angle and the other members of the Board.  In the letter, Red Mountain reiterated its belief that iRobot was in need of Board refreshment and significant shareholder representation to address the Company’s challenges with respect to cost management, capital allocation, returns on invested capital and corporate governance, and, as a result of the foregoing, it formally nominated Messrs. Mesdag and Peiros for election to the Board.  Red Mountain also issued a press release announcing the nomination of Messrs. Mesdag and Peiros.

•
On March 9, 2016, Mr. Mesdag met with Ms. Ellinger in New York, New York.  Ms. Ellinger presented Mr. Mesdag with a new settlement proposal, the terms of which included the appointment of Mr. Peiros and the Declassification and Supermajority Proposals.  Mr. Mesdag agreed to consider the proposed settlement offer and to respond the next day.

•
On March 10, 2016, Mr. Mesdag spoke by telephone with Ms. Ellinger, and stated that Red Mountain would accept the proposed settlement offer with certain amendments, including the addition of Mr. Mesdag to the Board with a three-year term limit in conjunction with Red Mountain’s agreement to maintain a minimum ownership position of 5% in the Company and to enter into a standstill agreement for the duration of Mr. Mesdag’s service on the Board.  Ms. Ellinger agreed to consider the proposed settlement counter-offer and to respond on March 13, 2016.  Following the telephone conversation, Mr. Mesdag sent an email to Ms. Ellinger summarizing their discussion.

•	On March 12, 2016, Mr. Mesdag and Ms. Ellinger exchanged emails regarding their upcoming call and the potential settlement between Red Mountain and the Company.

•
On March 13, 2016, Ms. Ellinger spoke by telephone with Mr. Mesdag and informed him that the Board had unanimously rejected Red Mountain’s proposed settlement counter-offer. No counter-proposal was delivered by the Board. Mr. Mesdag expressed disappointment in the Board’s decision and made clear that Red Mountain intended to remain a shareholder and would continue to seek to increase the Board’s accountability to shareholders.

•
On March 14, 2016, the Company announced (i) the appointment of Michael Bell to the Board, (ii) Mr. McNamee’s intention to retire from the Board following the end of his term at the Annual Meeting, (iii) the appointment of Ms. Ellinger as Lead Independent Director and (iv) certain corporate governance changes, including the intention to submit the Declassification and Supermajority Proposals for shareholder approval at the Annual Meeting.

•
On March 15, 2016, Red Mountain issued a press release in response to the Company’s long overdue proposed corporate governance changes. In the press release, Red Mountain explained that, while the Board’s actions began to address shareholder criticism of iRobot’s corporate governance practices and the constitution of the Board, Red Mountain was troubled that these initiatives were only announced as a result of substantial shareholder pressure. Red Mountain reiterated its belief that shareholder representation on the Board was necessary at iRobot and that there remained substantial work to be done.  Red Mountain expressed disappointment that the Board failed to agree to a settlement that would have allowed the Board to focus its attention on the Company’s business, rather than a proxy contest with one of its largest shareholders.

REASONS FOR OUR SOLICITATION

WE BELIEVE THAT SHAREHOLDER REPRESENTATION ON IROBOT’S BOARD IS NEEDED NOW

For nearly a year, we have tried to engage in a constructive dialogue with iRobot’s Board and management team.  We have privately and publicly articulated our views on the challenges the Company faces and the value we believe that it can create over the long term.  However, notwithstanding the steps the Board has taken in response to our value enhancement plan, we have come to the conclusion that shareholder representation in the boardroom is necessary to ensure that:

•	the Board holds management accountable to shareholders,
•	the Board is responsive to shareholders, and
•	the Board maximizes shareholder value.

Our goal is to maximize the value of iRobot for all shareholders.  We believe the incumbent Board has failed to hold management accountable to maximize the value of the Company for its shareholders, and has reluctantly responded to shareholder concerns with respect to capital allocation and governance as a result of shareholder pressure.

We believe that shareholder representation is needed on the Board.  We have little confidence that the incumbent Board is committed to, or has shown it is capable of, maximizing shareholder value at iRobot.  We expect that the Company will continue to underperform unless our two highly qualified Nominees are elected at the Annual Meeting.  If elected, our Nominees would bring significant and relevant global consumer products operations expertise, capital allocation skills and best corporate governance practices to the Board, and would significantly increase the Board’s accountability to shareholders.  Our Nominees would endeavor to work constructively with the other independent directors to ensure that all ideas for maximizing shareholder value are fully explored.

We are concerned with the prolonged underperformance of the Company’s share price.

Prior to our Initial Schedule 13D filing on April 8, 2015, iRobot’s total shareholder returns had significantly underperformed the NASDAQ Composite Index over the previous one and three-year periods, and since the Company’s IPO in 2005.

Source: Bloomberg. Calculated as of close of business on April 7, 2015. Assumes reinvestment of dividends.

Since our Initial Schedule 13D filing in April 2015, iRobot’s total shareholder return has outperformed the NASDAQ Composite Index.  We believe that iRobot’s recent outperformance is partly in reaction to our value enhancement proposal and the steps the Company has taken in response to it.

Source: Bloomberg. Calculated as of close of business on March 17, 2016. Assumes reinvestment of dividends.

We believe that shareholders should be seriously concerned with the consistent underperformance of the Company’s share price under the leadership of the incumbent Board prior to our Initial Schedule 13D filing, and should consequently seek shareholder representation on the Board and the full implementation of our value enhancement plan.

We believe that the Board’s poor oversight of iRobot’s capital allocation and the lack of transparency in its financial reporting are key contributors to the Company’s chronic underperformance.

We believe that iRobot’s primary challenge is ineffective capital allocation.  The Company has consistently failed to generate returns on its invested capital that exceed its cost of capital since its IPO in 2005.  We consider the incumbent Board to be responsible for this chronically poor performance through its failure to hold management accountable for its capital allocation decisions.

We further believe that the lack of transparency in iRobot’s financial reporting has masked its history of poor capital allocation and has enabled management to continue funding money-losing businesses.  The Company’s financial reporting fails to disclose the operating profitability of each of its business segments and does not allocate corporate overhead and research and development expenses to each business segment and therefore, in our opinion, lacks transparency.  We believe that the Defense and Security business, which was sold in response to our proposed value enhancement plan, has been unprofitable for several years, and the Remote Presence business, which was de-emphasized in response to our proposed value enhancement plan, has never been profitable.  We believe that the profitability of the Home Robots business has subsidized the losses of the Defense and Security and Remote Presence businesses.  We believe that the Board enabled management to avoid scrutiny of its allocation of capital to these money-losing businesses by failing to ensure transparency in the Company’s financial reporting, and thus frustrating management and the Board’s accountability to shareholders.

We believe that the Board is not holding management accountable for maximizing the Company’s value.

While the sale of the Defense and Security business and the de-emphasis of the Remote Presence business after the announcement of our proposed value enhancement plan are steps in the right direction, iRobot has announced that there will be no improvement in its operating income margin as a result and that its research and development expense budget will remain at 12% of Home Robots revenue.  We believe that the sale or discontinuation of unprofitable businesses should result in corresponding margin improvement in the remaining profitable business.  We do not believe that the Company should simply reallocate its corporate overhead and research and development expense to the Home Robots business.

We are concerned that the Board is not prepared to return the Company’s excess capital to shareholders.

iRobot generates approximately $50 million of free cash flow annually (excluding changes in working capital), and has approximately $250 million of cash on its balance sheet (pro forma for the sale of the Defense and Security business) which is roughly 25% of its market capitalization.1  After the announcement of our proposed value enhancement plan, the Board increased its stock repurchase program from $35 million to over $100 million and committed to repurchase $85 million worth of its outstanding shares in 2016 through an accelerated stock repurchase program.  While this is a step in the right direction, it is reactive and falls short of a serious commitment to return excess capital to shareholders. Notwithstanding its free cash flow and substantial cash balance, the Board has never declared a dividend.

We are concerned that the Board is not aligned with shareholders as evidenced by its low level of stock ownership.

The incumbent Board collectively owns less than 4% of iRobot’s outstanding shares, and no incumbent director has made any open market purchases of iRobot shares from the Company’s IPO in 2005 until very recently.2  Furthermore, the long-tenured directors (or the shareholders they represented at the time of the IPO) have sold most, if not substantially all, of the stock they owned at the time of the IPO.  We believe that the low level of stock ownership by the incumbent Board evidences a lack of alignment between their interests and the interests of the Company’s current shareholders.  We believe the Board is in desperate need of new independent directors whose interests are better aligned with shareholders who have invested their own capital in the Company’s stock.  Red Mountain currently owns approximately 6.1% of the Company’s outstanding shares,3 substantially more than any individual director, and is exclusively focused on maximizing value for all shareholders.  If elected, our Nominees would bring a much needed shareholder perspective into the boardroom.

We are concerned with the incumbent Board’s reactionary approach to adopting corporate governance best practices.

While the Board’s recent changes to iRobot’s corporate governance practices (including the retirement of a long-tenured director and its intention to seek shareholder approval at the Annual Meeting to declassify the Board and to eliminate certain supermajority voting requirements from the Company’s governing documents) begin to address shareholder criticism of iRobot’s corporate governance practices, we believe that these actions are long overdue.  We also are troubled that these initiatives were announced only as a result of substantial shareholder pressure.  The Board had years to embrace governance best practices and the Company has been the subject of numerous shareholder proposals calling for the implementation of such practices.  We believe that there is still substantial work to be done to adopt governance best practices, including separating the currently combined roles of Chairman and Chief Executive Officer and further refreshing the Board to ensure its independence and alignment with shareholders.

1 Source: Public filings.
2 Source: Public filings.
3 Source: Public filings.

We question the independence of the Company’s long-tenured directors.

We believe that further Board refreshment is critical to ensuring the Board’s independence and commitment to maximizing shareholder value. Until very recently, half of the incumbent directors had served on the Board since prior to iRobot’s IPO in 2005. The average tenure of these directors was over 17 years, a term of Board service that we believe can compromise a director’s independence. The recently announced retirement of George McNamee, who has served on the Board for 17 years, at the end of his current term at the Annual Meeting is a step in the right direction, but Board refreshment remains an issue at iRobot.

Our Nominees are aligned with the Company’s shareholders and have the experience and qualifications necessary to hold management accountable to maximize the value of the Company for its shareholders.

We have identified two highly qualified, independent directors with relevant business and financial experience who we believe will bring a shareholder perspective into iRobot’s boardroom as well global consumer products operations skills, capital allocation expertise and extensive public company board experience.

Willem Mesdag is the Managing Partner of Red Mountain Capital Partners, LLC, an investment management firm that invests in undervalued small-cap public companies with a private equity approach.  He is also a former Partner and Managing Director of Goldman, Sachs & Co., where he provided the firm’s clients with capital markets, corporate finance and M&A advice over the course of 21 years.  Mr. Mesdag has served with distinction on seven public company boards.  He began his career as a securities lawyer at Ballard, Spahr, Andrews & Ingersoll.  He graduated with a J.D. from the Cornell Law School and a B.A. from Northwestern University.  We believe that Mr. Mesdag’s extensive advisory and public company board experience, coupled with his shareholder perspective, will enable him to work constructively with the other members of the Board to maximize shareholder value.

Lawrence S. Peiros is a seasoned business leader with over 30 years of experience in the consumer packaged goods industry. Most recently, he served as Chief Operating Officer and Executive Vice President of The Clorox Company, one of the most successful consumer products companies in the world.  Mr. Peiros has served with distinction on three public company boards.  He graduated with an M.B.A. from the Stanford Graduate School of Business and a B.A. from Dartmouth College.  We believe that Mr. Peiros will bring valuable experience to the Board in building global consumer brands, managing multi-national businesses, allocating capital and public company governance.

If elected at the Annual Meeting, our Nominees would work constructively with the other Board members to address the concerns outlined above.

We believe that real and urgent change is needed on the Board of iRobot.  We have little confidence that the incumbent Board is committed to, or capable of, maximizing shareholder value.  We expect that the Company will continue to underperform unless our two highly qualified Nominees are elected at the Annual Meeting.  If elected, our Nominees would bring significant and relevant global consumer products operations expertise, capital allocation skills and best corporate governance practices to the Board, and would significantly increase the Board’s accountability to shareholders.  Our Nominees would endeavor to work constructively with the other independent directors to ensure that all ideas for maximizing shareholder value are fully explored.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company currently has a classified Board, which is divided into three classes.  The directors in each class are elected for terms of three years so that the term of office of one class of directors expires at each annual meeting of stockholders.  We believe there are two directorships up for election at the Annual Meeting.  We are seeking your support at the Annual Meeting to elect our two Nominees as Class II directors in opposition to the Company’s director nominees for terms ending at the 2019 annual meeting of stockholders; [provided, however, if the Company seeks to declassify the Board beginning at the Annual Meeting and its director nominees are nominated to serve for terms expiring at the the 2017 annual meeting of stockholders, our nominees would be nominated for such terms instead].  Your vote to elect the Nominees will have the legal effect of replacing two incumbent directors with the Nominees.  We are not seeking control of the Board.  If elected, the Nominees will represent a minority of the members of the Board, and therefore it is not guaranteed that they will have the ability to implement any actions that they may believe are necessary to enhance shareholder value.

THE NOMINEES

The following information sets forth the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of each of the Nominees.  The nominations were made in a timely manner and in compliance with the applicable provisions of the Company’s governing instruments.  The specific experience, qualifications, attributes and skills that led us to conclude that the Nominees should serve as directors of the Company are set forth above in the section entitled “Reasons for the Solicitation” and below.  This information has been furnished to us by the Nominees.  All of the Nominees are citizens of the United States of America.

Willem Mesdag, age 62, has served as the Managing Partner of Red Mountain Capital Partners, LLC, an investment management firm, since he founded the firm in 2005.  Prior to this, Mr. Mesdag was a Partner and Managing Director of Goldman, Sachs & Co., which he joined in 1981.  At Goldman Sachs, he provided the firm’s clients with capital markets, corporate finance and M&A advice over the course of 21 years.  Prior to Goldman Sachs, he was a securities lawyer at Ballard, Spahr, Andrews & Ingersoll, which he joined in 1978.  He has served as a director of Heidrick & Struggles International, Inc., a publicly held provider of executive search, leadership consulting and culture shaping services, since February 5, 2016.  He has served as a director of Encore Capital Group, Inc., a publicly held specialty finance company, since May 2007.  He has served as a director of Destination XL Group, Inc., a publicly held specialty retailer, since January 2014.  He served as a director of Cost Plus, Inc., a publicly held specialty retailer, from November 2008 to June 2011.  He served as a director of Nature’s Sunshine Products, Inc., a publicly held manufacturer and direct seller of nutritional products, from June 2009 to December 2015.  He served as a director of 3i Group plc, a London Stock Exchange-listed financial services company, from 2007 to 2013.  He served as a director of Skandia Group AB, a Stockholm and London Stock Exchange-listed insurance company, from 2000 to 2003.  Mr. Mesdag received his J.D. from Cornell Law School in 1978 and his B.A. from Northwestern University in 1974.

Red Mountain believes that Mr. Mesdag’s extensive advisory and public company board experience, coupled with the shareholder perspective he would bring to the Board as the Managing Partner of RMCP LLC, qualifies him to work constructively with the other members of the Board to increase shareholder value.

Lawrence S. Peiros, age 60, is a seasoned business leader with over 30 years of experience in the consumer packaged goods industry.  From 1981 to March 2013, Mr. Peiros was with The Clorox Company, a household consumer products company with a broad portfolio of well known consumer brands.  He most recently served as the Executive Vice President and Chief Operating Officer of Clorox, positions to which he was appointed in March 2011.  He was a member of Clorox’s Executive Committee and, as its Chief Operating Officer, oversaw Clorox’s global business and led the company’s marketing, sales, product supply and research and development functions, as well as its environmental efforts.  From January 2007 to February 2011, he served as Clorox’s Executive Vice President and Chief Operating Officer – North America, responsible for the U.S. and Canadian businesses.  From January 1999 to January 2007, he served as Clorox’s Group Vice President – Household, responsible for the Laundry and Home Care Products, Glad Bags and Wraps, Brita Water Filtration and Clorox Canada businesses.  Prior to that time, he held various management roles at Clorox.  Mr. Peiros has served as a director of Potlatch Corporation, a publicly held real estate investment trust, since February 2003.  He has served as a director of Ross Stores, Inc., a publicly held specialty retailer, since January 2013.  He served as a director of Annie’s, Inc., a natural food company, from February 2013 until it was acquired by General Mills in October 2014.  He also served on the board of directors of the American Cleaning Institute for 15 years and received its Distinguished Service Award in 2013.  Mr. Peiros received his B.A. from Dartmouth College in 1977 and his M.B.A. from Stanford Graduate School of Business in 1981.

Red Mountain believes that Mr. Peiros’ highly relevant operational experience in building global consumer brands, managing multi-national businesses and allocating capital, together with his service as an independent director of numerous public companies, would significantly broaden the relevant experience base of the Board.

The principal business address of Mr. Mesdag is c/o Red Mountain Capital Partners LLC, 10100 Santa Monica Boulevard, Suite 925, Los Angeles, California 90067. The principal business address of Mr. Peiros is PO Box 7036, Menlo Park, California 94026.

As of the date hereof, Mr. Mesdag does not directly own any securities of the Company.  By virtue of his relationship with RMP, as further explained elsewhere in this Proxy Statement, Mr. Mesdag may be deemed the beneficial owner of the 1,782,500 shares of Common Stock beneficially owned directly by RMP.  As of the date hereof, Mr. Peiros directly owns 1,000 shares of Common Stock.

Each of the Nominees may be deemed to be a member of the Group (as defined below) for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Each of the Nominees specifically disclaims beneficial ownership of shares of Common Stock that he does not directly own.  For information regarding purchases and sales during the past two years by the members of the Group of securities of the Company, see Schedule I.

On February 18, 2016, RMP entered into a letter agreement with Mr. Peiros pursuant to which RMP and its affiliates agreed to indemnify Mr. Peiros against claims arising from the solicitation of proxies from the Company’s shareholders in connection with the Annual Meeting and any related transactions.

On February 18, 2016, Red Mountain and Mr. Peiros entered into a Joint Filing and Solicitation Agreement in which, among other things, the parties agreed to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company to the extent required by applicable law and to solicit proxies for the election of the Nominees at the Annual Meeting and RMP and its affiliates agreed to bear all expenses incurred in connection with such solicitation.

On January 25, 2016, RMP entered into a compensation letter agreement with Mr. Peiros pursuant to which RMP agreed to pay him: (i) $17,500 in cash upon the submission by RMP of its notice of nomination of Mr. Peiros to the Company and (ii) $17,500 in cash upon the filing of a definitive proxy statement by RMP with the Securities and Exchange Commission relating to the solicitation of proxies in favor of Mr. Peiros’ election as a director at the Annual Meeting. Pursuant to the compensation letter agreement, Mr. Peiros agreed to use the after-tax proceeds from such compensation to acquire securities of the Company (the “Nominee Shares”) at such time that Mr. Peiros shall determine, but in any event no later than 14 days after receipt of such compensation.  If elected or appointed to serve on the Board as a director, Mr. Peiros has agreed not to sell, transfer or otherwise dispose of any Nominee Shares within two (2) years of his election or appointment as a director; provided, however, in the event that the Company enters into a merger, business combination or similar transaction with a third party, Mr. Peiros may sell, transfer or exchange the Nominee Shares in accordance with the terms of such transaction. In addition, RMP agreed to pay Mr. Peiros $17,500 in cash in the event that RMP proposed him as a candidate for director of the Company in connection with bona fide settlement negotiations with the Company and, prior to formally nominating him for election as a director of the Company, entered into a settlement agreement with the Company that did not contemplate his appointment or election as a director of the Company and he was not otherwise entitled to compensation from RMP as a result of serving as a nominee for election as a director of the Company.

Red Mountain and the Nominees are collectively referred to as the “Group” herein.

Other than as stated herein, there are no arrangements or understandings between Red Mountain and any of the Nominees or any other person or persons pursuant to which the nomination of the Nominees described herein is to be made, other than the consent by each of the Nominees to be named in this Proxy Statement and to serve as a director of the Company if elected as such at the Annual Meeting.  None of the Nominees is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material pending legal proceedings.

Each Nominee presently is, and if elected as a director of the Company, each of the Nominees would, in our view, be, an “independent director” within the meaning of (i) applicable NASDAQ listing standards applicable to board composition, including Rule 5605(a)(2), and (ii) Section 301 of the Sarbanes-Oxley Act of 2002.

We do not expect that the Nominees will be unable to stand for election, but, in the event any Nominee is unable to serve or for good cause will not serve, the shares of Common Stock represented by the enclosed GREEN proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under the Bylaws and applicable law.  In addition, we reserve the right to nominate substitute person(s) if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any Nominee, to the extent this is not prohibited under the Bylaws and applicable law.  In any such case, we would identify and properly nominate such substitute nominee(s) in accordance with the Bylaws and shares of Common Stock represented by the enclosed GREEN proxy card will be voted for such substitute nominee(s).  We reserve the right to nominate additional person(s), to the extent this is not prohibited under the Bylaws and applicable law, if the Company increases the size of the Board above its existing size or increases the number of directors whose terms expire at the Annual Meeting.  Additional nominations made pursuant to the preceding sentence are without prejudice to the position of Red Mountain that any attempt to increase the size of the current Board or to reconstitute or reconfigure the classes on which the current directors serve constitutes an unlawful manipulation of the Company’s corporate machinery.

WE URGE YOU TO VOTE FOR THE ELECTION OF THE NOMINEES ON THE ENCLOSED GREEN PROXY CARD.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

As discussed in further detail in the Company’s proxy statement, the Audit Committee of the Board has retained PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accountants for the 2016 fiscal year. The Board is seeking shareholder ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the 2016 fiscal year.

As disclosed in the Company’s proxy statement, even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee of the Board, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

WE MAKE NO RECOMMENDATION WITH RESPECT TO THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS OF THE COMPANY FOR FISCAL 2016 AND INTEND TO VOTE OUR SHARES “FOR” THIS PROPOSAL.

PROPOSAL NO. 3

ADVISORY VOTE ON THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

As discussed in further detail in the Company’s proxy statement, the Company is asking shareholders to indicate their support for the compensation of the Company’s named executive officers.  This proposal, commonly known as a “Say-on-Pay” proposal, gives the Company’s shareholders the opportunity to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers. As disclosed in the Company’s proxy statement, the vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of the Company’s named executive officers and its compensation philosophy, policies and practices. Accordingly, the Company is asking shareholders to vote for the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in [the Company’s] proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

According to the Company’s proxy statement, the shareholder vote on this proposal is advisory, and therefore not binding on the Company, the Board or the Compensation Committee of the Board; however, the Board and the Compensation Committee of the Board intend to take into account the outcome of the vote when considering future compensation decisions.

WE MAKE NO RECOMMENDATION WITH RESPECT TO THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AND INTEND TO VOTE OUR SHARES ON THIS PROPOSAL [ACCORDING TO THE RECOMMENDATION OF ISS].

VOTING AND PROXY PROCEDURES

Shareholders are entitled to one vote for each share of Common Stock held of record on the Record Date with respect to each matter to be acted on at the Annual Meeting.  Only shareholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting.  Shareholders who sell their shares of Common Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares of Common Stock.  Shareholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such shares of Common Stock after the Record Date.  Based on publicly available information, Red Mountain believes that the only outstanding class of securities of the Company entitled to vote at the Annual Meeting is the shares of Common Stock.

Shares of Common Stock represented by properly executed GREEN proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of the Nominees, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal 2016, and [FOR/AGAINST] the approval, on an advisory basis, of the compensation of the Company’s named executive officers.

According to the Company’s proxy statement for the Annual Meeting, the current Board intends to nominate two candidates for election at the Annual Meeting.  This Proxy Statement is soliciting proxies to elect only our Nominees. Accordingly, the enclosed GREEN proxy card may only be voted for the Nominees and does not confer voting power with respect to the Company’s nominees. The Participants in this solicitation intend to vote all of the Red Mountain Group Shares in favor of the Nominees.

QUORUM; BROKER NON-VOTES; DISCRETIONARY VOTING

A quorum is the minimum number of shares of Common Stock that must be represented at a duly called meeting in person or by proxy in order to legally conduct business at the meeting.  For the Annual Meeting, the presence, in person or by proxy, of the holders of at least a majority of the outstanding shares of Common Stock as of the Record Date will be considered a quorum for the transaction of business.

Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum.  However, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).  Under rules of The NASADAQ Stock Market, your broker will not have discretionary authority to vote your shares at the Annual Meeting on any of the proposals.

If you are a shareholder of record, you must deliver your vote by mail, attend the Annual Meeting in person and vote, vote by Internet or vote by telephone in order to be counted in the determination of a quorum.

If you are a beneficial owner, your broker will vote your shares pursuant to your instructions, and those shares will count in the determination of a quorum.  Brokers do not have discretionary authority to vote on any of the proposals at the Annual Meeting.  Accordingly, unless you vote via proxy card or provide instructions to your broker, your shares of Common Stock will not be voted on those proposals.

VOTES REQUIRED FOR APPROVAL

Election of Directors ─ The Company has adopted a majority vote standard for non-contested director elections and a plurality vote standard for contested director elections.  As a result of our nomination of the Nominees, the director election at the Annual Meeting will be contested, so the two nominees for director receiving the highest vote totals will be elected as directors of the Company.  With respect to the election of directors, only votes cast “FOR” a nominee will be counted.  Proxy cards specifying that votes should be withheld with respect to one or more nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees.  Neither an abstention nor a broker non-vote will count as a vote cast “FOR” or “AGAINST” a director nominee.  Therefore, abstentions and broker non-votes will have no direct effect on the outcome of the election of directors.

Ratification of the Appointment of Public Accountants ─ According to the Company’s proxy statement, assuming that a quorum is present, the selection of PricewaterhouseCoopers LLP will be deemed to have been ratified if a majority of the shares present in person or represented by proxy at the Annual Meeting vote in favor of ratification. The Company has indicated that broker non-votes will have no effect on the ratification of the appointment, but abstentions will act as a vote against ratification of the appointment.

Advisory (nonbinding) Vote on Executive Compensation ─ According to the Company’s proxy statement, although the vote is non-binding, assuming that a quorum is present, the advisory vote on executive compensation will be approved if a majority of the shares present in person or represented by proxy at the Annual Meeting vote in favor of approval of the resolution. The Company has indicated that broker non-votes will have no effect on the approval of the proposal, but abstentions will act as a vote against approval.

Under applicable Delaware law, none of the holders of Common Stock are entitled to appraisal rights in connection with any matter to be acted on at the Annual Meeting.

REVOCATION OF PROXIES

Shareholders of the Company may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation.  The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy.  The revocation may be delivered either to Red Mountain in care of D.F. King at the address set forth on the back cover of this Proxy Statement or to the Company at 8 Crosby Drive, Bedford, Massachusetts 01730 or any other address provided by the Company.  Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations be mailed to Red Mountain in care of D.F. King at the address set forth on the back cover of this Proxy Statement so that we will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding shares of Common Stock.  Additionally, D.F. King may use this information to contact shareholders who have revoked their proxies in order to solicit later dated proxies for the election of the Nominees.

IF YOU WISH TO VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GREEN PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by Red Mountain.  Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.

Red Mountain has entered into an agreement with D.F. King for solicitation and advisory services in connection with this solicitation, for which D.F. King will receive a fee not to exceed $[_____], together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws.  D.F. King will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.  Red Mountain has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record.  Red Mountain will reimburse these record holders for their reasonable out-of-pocket expenses in so doing.  It is anticipated that D.F. King will employ approximately [__] persons to solicit shareholders for the Annual Meeting.

The entire expense of soliciting proxies is being borne by Red Mountain.  Costs of this solicitation of proxies are currently estimated to be approximately $[______].  Red Mountain estimates that through the date hereof its expenses in connection with this solicitation are approximately $[_____].  Red Mountain intends to seek reimbursement from the Company of all expenses it incurs in connection with this solicitation.  Red Mountain does not intend to submit the question of such reimbursement to a vote of security holders of the Company.

ADDITIONAL PARTICIPANT INFORMATION

The Nominees and Red Mountain are the Participants in this solicitation.  The principal business of RMP is investing in small cap public companies. RMCP GP serves as the general partner of RMP. RMCP LLC serves as the managing member of RMCP GP and thus may be deemed to control RMCP GP and each entity directly or indirectly controlled by RMCP GP. RMCM serves as the managing member of RMCP LLC. Mr. Mesdag serves as an executive officer and Managing Partner of RMCP LLC and is the president, sole executive officer, sole director and sole shareholder of RMCM.

The address of the principal office of Red Mountain is 10100 Santa Monica Boulevard, Suite 925, Los Angeles, California 90067.

As of the date hereof, RMP directly owns 1,782,500 shares of Common Stock. RMCP GP, as the general partner of RMP, may be deemed to beneficially own the 1,782,500 shares of Common Stock directly owned by RMP. RMCP LLC, as the managing member of RMCP GP, may be deemed to beneficially own the 1,782,500 shares of Common Stock directly owned by RMP. RMCM, as the managing member of RMCP LLC, may be deemed to beneficially own the 1,782,500 shares of Common Stock directly owned by RMP. Mr. Mesdag, as an executive officer and Managing Partner of RMCP LLC and the president, sole executive officer, sole director and sole shareholder of RMCM, may be deemed to beneficially own the 1,782,500 shares of Common Stock directly owned by RMP.

Each Participant in this solicitation is a member of a “group” with the other Participants for the purposes of Section 13(d)(3) of the Exchange Act. The Group may be deemed to beneficially own the 1,783,500 shares of Common Stock owned in the aggregate by all of the Participants in this solicitation.  Each Participant in this solicitation disclaims beneficial ownership of the shares of Common Stock he or it does not directly own.  For information regarding purchases and sales of securities of the Company during the past two years by the Participants in this solicitation, see Schedule I.

The shares of Common Stock purchased by RMP were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business).  The shares of Common Stock purchased by Mr. Peiros were purchased with personal funds (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business).

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past 10 years, no Participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant in this solicitation directly or indirectly beneficially owns any securities of the Company; (iii) no Participant in this solicitation owns any securities of the Company which are owned of record but not beneficially; (iv) no Participant in this solicitation has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Participant in this solicitation owns beneficially, directly or indirectly, any securities of the Company; (viii) no Participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Participant in this solicitation or any of his or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant in this solicitation or any of his or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no Participant in this solicitation has a substantial interest, direct or indirect, by securities holdings or otherwise, in any matter to be acted on at the Annual Meeting.

There are no material proceedings to which any Participant in this solicitation or any of his or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.  With respect to each of the Nominees, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past 10 years.

OTHER MATTERS AND ADDITIONAL INFORMATION

Red Mountain is unaware of any other matters to be considered at the Annual Meeting other than as set forth in this Proxy Statement.  However, should other matters, which Red Mountain is not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed GREEN proxy card will vote on such matters in their discretion.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2017 annual meeting of stockholders (the “2017 Annual Meeting”) must, in order to be included in the Company’s proxy statement and the form of proxy for the 2017 Annual Meeting, be received by the Company’s Secretary at iRobot’s principal executive offices at 8 Crosby Drive, Bedford, Massachusetts 01730, by ______ __, 2016.

Under the Bylaws, any shareholder intending to present any proposal (other than a proposal made by, or at the direction of, the Board) at the 2017 Annual Meeting must give written notice of that proposal to the Company’s Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days).  Therefore, to be presented at the 2017 Annual Meeting, such a proposal must be delivered between _____________, 2017 and ____________, 2017.

The information set forth above regarding the procedures for submitting shareholder proposals for consideration at the 2017 Annual Meeting is based on information contained in the Company’s proxy statement and organizational documents.  The incorporation of this information in this Proxy Statement should not be construed as an admission by Red Mountain that such procedures are legal, valid or binding.

INCORPORATION BY REFERENCE

WE HAVE OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS EXPECTED TO BE INCLUDED IN THE COMPANY’S PROXY STATEMENT RELATING TO THE ANNUAL MEETING.  THIS DISCLOSURE IS EXPECTED TO INCLUDE, AMONG OTHER THINGS, CURRENT BIOGRAPHICAL INFORMATION ON THE COMPANY’S DIRECTORS, INFORMATION CONCERNING EXECUTIVE COMPENSATION AND OTHER IMPORTANT INFORMATION.  SEE SCHEDULE II FOR INFORMATION REGARDING PERSONS WHO BENEFICIALLY OWN MORE THAN 5% OF THE SHARES AND THE OWNERSHIP OF THE SHARES BY THE DIRECTORS AND MANAGEMENT OF THE COMPANY.

The information concerning the Company contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information.

Red Mountain Partners, L.P.

_________ __, 2016

SCHEDULE I

TRANSACTIONS IN SECURITIES OF THE COMPANY
DURING THE PAST TWO YEARS

Class of Security	Amount of Securities Acquired/(Disposed)	Date of Acquisition/Disposition

RED MOUNTAIN PARTNERS, L.P.

Common Stock	22,700	02/25/2015
Common Stock	24,400	02/26/2015
Common Stock	50,000	02/27/2015
Common Stock	50,000	03/02/2015
Common Stock	45,300	03/03/2015
Common Stock	53,000	03/04/2015
Common Stock	75,000	03/05/2015
Common Stock	200,000	03/06/2015
Common Stock	156,500	03/09/2015
Common Stock	150,000	03/10/2015
Common Stock	200,000	03/11/2015
Common Stock	6,590	03/11/2015
Common Stock	81,600	03/12/2015
Common Stock	150,000	03/13/2015
Common Stock	70,000	03/16/2015
Common Stock	119,000	03/18/2015
Common Stock	19,600	04/06/2015
Common Stock	26,310	04/07/2015
Common Stock	(6,163)	07/22/2015
Common Stock	(2,037)	07/22/2015
Common Stock	(27,558)	08/13/2015
Common Stock	(9,142)	08/13/2015
Common Stock	(16,294)	08/14/2015
Common Stock	(5,406)	08/14/2015
Common Stock	(15,318)	08/17/2015
Common Stock	(5,082)	08/17/2015
Common Stock	(10,362)	08/18/2015
Common Stock	(3,438)	08/18/2015
Common Stock	(676)	08/19/2015
Common Stock	(224)	08/19/2015
Common Stock	35,400	09/02/2015
Common Stock	40,500	09/03/2015
Common Stock	46,700	09/03/2015
Common Stock	31,200	09/08/2015
Common Stock	52,500	09/11/2015
Common Stock	31,462	09/14/2015
Common Stock	10,438	09/14/2015
Common Stock	34,541	09/15/2015
Common Stock	11,459	09/15/2015
Common Stock	37,544	09/16/2015
Common Stock	12,456	09/16/2015
Common Stock	30,036	09/17/2015
Common Stock	9,964	09/17/2015

LAWRENCE S. PEIROS

Common Stock	1,000	01/13/2016

I-1

SCHEDULE II

The following table is reprinted from the definitive proxy statement filed by iRobot Corporation with the Securities and Exchange Commission on ______ __, 2016.

II-1

IMPORTANT

Tell the Board what you think!  Your vote is important.  No matter how many shares of Common Stock you own, please give Red Mountain your proxy FOR the election of the Nominees and in accordance with Red Mountain’s recommendations on the other proposals on the agenda for the Annual Meeting by taking three steps:

●	SIGNING the enclosed GREEN proxy card;

●	DATING the enclosed GREEN proxy card; and

●	MAILING the enclosed GREEN proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares of Common Stock and only upon receipt of your specific instructions.  Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed GREEN voting form.

If you have any questions or require any additional information concerning this Proxy Statement, please contact D.F. King at the address set forth below.

If you have any questions, require assistance in voting your GREEN proxy card, or need additional copies of Red Mountain’s proxy materials, please contact D.F. King & Co., Inc. at the phone numbers listed below.

48 Wall Street
New York, NY 10005
Shareholders call toll free at (866) 796-1271
Banks and Brokers may call collect at (212) 269-5550

GREEN PROXY CARD

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED MARCH 18, 2016

iROBOT CORPORATION

2016 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF RED MOUNTAIN PARTNERS, L.P.

THE BOARD OF DIRECTORS OF iROBOT CORPORATION
IS NOT SOLICITING THIS PROXY

P            R            O            X            Y

The undersigned appoints Willem Mesdag and [______], and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of iRobot Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the 2016 annual meeting of stockholders of the Company scheduled to be held on May __, 2016, at _:__ _.M., local time, at ______________________________ (including any adjournments or postponements thereof and any meeting called in lieu thereof, the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof.  If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to Red Mountain Partners, L.P. (“Red Mountain”) a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1, “FOR” PROPOSAL 2, AND “[FOR/AGAINST]” PROPOSAL 3.

This Proxy will be valid until the completion of the Annual Meeting.  This Proxy will only be valid in connection with Red Mountain’s solicitation of proxies for the Annual Meeting.

IMPORTANT:  PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

GREEN PROXY CARD

[X] Please mark vote as in this example

RED MOUNTAIN STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE NOMINEES LISTED BELOW IN PROPOSAL 1.  RED MOUNTAIN [MAKES NO RECOMMENDATION WITH RESPECT TO PROPOSALS 2 AND 3].

1.	Red Mountain’s proposal to elect Willem Mesdag and Lawrence S. Peiros as directors of the Company.
		FOR ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	FOR ALL EXCEPT NOMINEE(S) WRITTEN BELOW
Nominees:	Willem Mesdag Lawrence S. Peiros	[ ]	[ ]	[ ] ________________ ________________

Red Mountain does not expect that any of the nominees will be unable to stand for election, but, in the event that any nominee is unable to serve or for good cause will not serve, the shares of common stock represented by this proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under the Bylaws and applicable law.  In addition, Red Mountain has reserved the right to nominate substitute person(s) if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any nominee, to the extent this is not prohibited under the Bylaws and applicable law.  In any such case, shares of common stock represented by this proxy card will be voted for such substitute nominee(s).

2.	Company’s proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the Company’s 2016 fiscal year.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Company’s proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

DATED:  ____________________________

____________________________________
(Signature)

____________________________________
(Signature, if held jointly)

____________________________________
(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN.  EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING.  PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.